Exhibit 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1101 (212) 818-8800
facsimile		direct dial

April 24, 2015

Long Island Iced Tea Corp.

1193 Seven Oaks Rd.

Waynesboro, GA 30830

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Long Island Iced Tea Corp. (the “Company”), a Delaware company, under the Securities Act of 1933, as amended (“Act”), covering up to 1,518,714 shares of common stock of the Company (the “Shares”). The Shares will be issued by the Company upon consummation of the merger of Cullen Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), with and into Cullen Agricultural Holding Corp., the parent of the Company (“Cullen”), with Cullen surviving as a wholly owned subsidiary of the Company, as described in the Registration Statement (the “Merger”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any securities by the Company pursuant to the Registration Statement, (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (ii) all relevant corporate actions heretofore taken by the Company remain in full force and effect, (iii) the merger agreement governing the Merger has been duly adopted and the Merger has been duly approved by all necessary corporate action of Cullen and Merger Sub, and (iv) there has not occurred any change in law materially adversely affecting the power of the Company to issue and deliver the securities or the validity of such securities.

Long Island Iced Tea Corp.

April 24, 2015

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with and in the manner described in the Registration Statement and the merger agreement governing the Merger, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller